UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

610-341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Since March 2005, Radnor Holdings Corporation (the “Company”) has repaid approximately $20.0 million of advances under its domestic revolving credit facility, primarily with payments received from the divestiture discussed in Item 8.01 of this Form 8-K Report. As a result of these payments, on April 11, 2005 the Company’s lenders released the additional security provided pursuant to the February 2005 amendment to the credit facility.

On April 8, 2005, the Company amended the credit facility. The amendment modified the formulae used to calculate the Company’s interest rate alternatives to increase the interest rate by 0.5%. In addition, the amendment decreased the annual limitation on capital expenditures to $20.0 million.

On April 14, 2005, the Compensation Committee of the Board of Directors of the Company ratified a bonus in the amount of $1,025,000 paid to Michael T. Kennedy, the Company’s President and Chief Executive Officer, under the 2005 Bonus Plan. The bonus was based on the Committee’s determination regarding the extent to which certain financial and non-financial objectives of the Company as set forth in the Plan have been achieved.

Section 8 Other Events

Item 8.01 Other Events

On April 11, 2005, the Company issued a press release announcing that it had completed the divestiture of its interest in Radnor Investment Advisors, L.P., an affiliated investment management partnership. The Company received aggregate cash payments of approximately $19.0 million for its interest, which were used to reduce outstanding indebtedness under its domestic revolving credit facility. (See Item 1.01 of this Form 8-K Report.) The press release is attached as Exhibit 99.1 to this Form 8-K Report.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Radnor Holdings Corporation Press Release dated April 11, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: April 14, 2005	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
President and Chief Executive Officer

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